Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 14, 2026 by and between Snow Rothschild Acquisition Sponsor LLC, a Delaware limited liability company and Ian Snow (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Snow Rothschild Acquisition Corp. Each Party hereto agrees that the Schedule 13G, dated August 14, 2026 relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 14, 2026	Snow Rothschild Acquisition Sponsor LLC

	By:	/s/ Ian Snow
Name: Ian Snow
Title: Managing Member

Date: August 14, 2026	Ian Snow

	By:	/s/ Ian Snow
Name: Ian Snow